UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 5, 2025

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
As previously reported, Wynn Resorts, Limited (the “Company”) has a 40% equity interest in Island 3 AMI FZ-LLC, an unconsolidated joint venture affiliate (“Island 3”), which is constructing an integrated resort property (“Wynn Al Marjan Island”) in Ras Al Khaimah, United Arab Emirates.
On February 5, 2025, Wynn Al Marjan Island FZ-LLC, a wholly-owned direct subsidiary of Island 3 ("Wynn Al Marjan Island," or, the “Borrower”), entered into a facility agreement (the “Facility Agreement”) with a syndicate of lenders which provides the Borrower with a $2.4 billion (or equivalent in local currency) delayed draw secured term loan facility to finance the development of Wynn Al Marjan Island (the “Term Loan Facility”).
Also on February 5, 2025, as a condition precedent to the Term Loan Facility being made available to the Borrower, the Company and the Government of Ras Al Khaimah acting through the Investment and Development Office of Ras Al Khaimah (collectively, the “Guarantors”), entered into a guarantee (the “Guarantee”) in favor of First Abu Dhabi Bank PJSC, as security agent for itself and the other secured parties (collectively, “the Secured Parties”) under the Facility Agreement (the “Security Agent”).
Under the terms of the Guarantee, the Guarantors, irrevocably and unconditionally jointly and severally, (a) have guaranteed to each Secured Party punctual performance by the Borrower of certain of its obligations under the Facility Agreement, and (b) have undertaken with each Secured Party: (i) to provide, within 10 business days upon receiving written demand by the Security Agent, (A) sufficient funds to ensure that practical completion of the project (as provided in the Facility Agreement) takes place no later than June 30, 2028 and (B) to fund amounts equal to any project cost overruns, to the extent the Borrower fails to fund such overruns; and (ii) to pay, whenever the Borrower does not pay, interest, commitment fees and other finance costs payable under the Facility Agreement as well as scheduled payments under any interest rate hedging agreement. In addition, upon the occurrence of certain specified events of default, change of control events or credit rating downgrades under the Facility Agreement or the occurrence of certain commercial gaming license related events (including, among others, the loss of the commercial gaming license permitting the Borrower to conduct commercial gaming at the project and as further provided in the Facility Agreement), the Guarantors, irrevocably and unconditionally jointly and severally, have undertaken to pay, to the extent the Borrower does not pay, all then outstanding principal, interest, hedging liabilities and any and all other amounts and expenses then due and payable under the Facility Agreement and related agreements, within 10 business days upon receiving written demand by the Security Agent (or, in respect of the occurrence of certain commercial gaming license related events, if later, on the date falling 180 days following the occurrence of such event).
The guarantees and undertakings provided by the Guarantors under the Guarantee terminate on the earlier of: (1) the date on which all secured liabilities under the Facility Agreement have been paid in full, and (2) the date of practical completion of the project.
The foregoing description of the Guarantee is qualified in its entirety by reference to the full text of the Guarantee, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On February 6, 2025, the Company issued a press release regarding the Facility Agreement. As disclosed in the press release, the Term Loan Facility makes available to Wynn Al Marjan Island a delayed-draw construction facility denominated in a combination of United Arab Emirates Dirham ("AED") and United States Dollars ("USD"), in an aggregate USD equivalent amount of $2.4 billion, which comprises the bulk of the expected expenditures to be incurred in AED. The press release is furnished herewith as Exhibit 99.1.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1
Guarantee, dated as of February 5, 2025, between the Government of Ras Al Khaimah acting through the Investment and Development Office of Ras Al Khaimah and Wynn Resorts, Limited, in favor of First Abu Dhabi Bank PJSC for itself and as security agent for the other Secured Parties

99.1	Press release of Wynn Resorts, dated February 6, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: February 6, 2025	By:	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer